Filed pursuant to Rule 424(b)(3)

File Nos. 811-22534 and 333-266297

Versus Capital Real Estate Fund LLC

(the “Fund”)

Supplement dated March 31, 2025 to the

Prospectus, dated March 11, 2025

Transfer Agency Services and Administrative and Accounting Services

UMB Fund Services, Inc., 235 W. Galena St., Milwaukee, WI 53212, is expected to replace BNY Mellon Investment Servicing (US) Inc. in providing transfer agency services and administrative and accounting services to the Fund on or around September 30, 2025.

Shareholders should retain this Supplement for future reference.